UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-A/A
FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES
PURSUANT TO SECTION 12(b) OR (g) OF THE
SECURITIES EXCHANGE ACT OF 1934
MORGANS HOTEL GROUP CO.

(Exact name of registrant as specified in its charter)

Delaware	16-1736884

(State of incorporation or organization)	(IRS Employer Identification No.)

475 Tenth Avenue
New York, NY	10018

(Address of principal executive offices)	(Zip Code)

If this form relates to the registration of a class of securities pursuant to Section 12(b) of the Exchange Act and is effective pursuant to General Instruction A.(c), please check the following box. ☑
If this form relates to the registration of a class of securities pursuant to Section 12(g) of the Exchange Act and is effective pursuant to General Instruction A.(d), please check the following box. ☐

Securities Act registration statement file number to which this form relates:

(if applicable)
Securities to be registered pursuant to Section 12(b) of the Act:

Title of each class	Name of each exchange on
to be so registered	which each class is to be registered

Stock Purchase Rights	Nasdaq Stock Market
Securities to be registered pursuant to Section 12(g) of the Act:
None

(Title of Class)

Item 1.	Description of Registrant’s Securities to be Registered.
Morgans Hotel Group Co. (the “Company”) hereby amends its Form 8-A dated October 9, 2007, which announced the adoption of a Stockholder Protection Rights Agreement (the “Rights Agreement”) between the Company and Mellon Investors Services LLC, as Rights Agent.
On July 25, 2008, the Board of Directors of the Company resolved to amend the Rights Agreement to extend the date on which the Rights Agreement will expire from October 9, 2008 to October 9, 2009 (assuming there is no earlier redemption or triggering of the rights). The definition of the term “Expiration Time” in Section 1.1 of the Rights Agreement was amended by changing the phrase “first anniversary” in clause (iii) of such definition to the phrase “second anniversary.” The terms of the Rights Agreement provide that the Board of Directors may amend the agreement in any respect without shareholder approval at any time before a triggering event. The Rights Agreement is otherwise unchanged. The Amendment to the Rights Agreement is attached hereto as Exhibit 1.

Item 2.	Exhibits.

Exhibit No.	Description

(1)	Amendment to Stockholder Protection Rights Agreement, dated as of July 25, 2008, between the Company and Mellon Investor Services LLC, as Rights Agent.

SIGNATURE
Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized.

MORGANS HOTEL GROUP CO.
By:	/s/ Richard Szymanski
	Name:	Richard Szymanski
	Title:	Chief Financial Officer

Date: July 30, 2008

EXHIBIT INDEX

Exhibit No.	Description

(1)	Amendment to Stockholder Protection Rights Agreement, dated as of July 25, 2008, between the Company and Mellon Investor Services LLC, as Rights Agent (incorporated by reference to Current Report on Form 8-K, filed with the Securities and Exchange Commission on July 30, 2008).